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     As filed with the Securities and Exchange Commission on March 13, 2001

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 1

                            Z-TEL TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)


                  DELAWARE                           59-3501119
(State of Incorporation or Organization)   (I.R.S. Employer Identification No.)

         601 South Harbour Island Boulevard
                  Suite 220
                 Tampa, Florida                                  33602
  (Address of Principal Executive Offices)                     (Zip Code)

 SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

         Title of each class                       Name of each exchange on
         to be so registered               which each class is to be registered

PREFERRED STOCK PURCHASE RIGHTS             NASDAQ NATIONAL MARKET

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

         Securities Act registration statement file number to which this form relates: (if applicable): Not Applicable



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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.


         The information in this Form 8-A/A supplements the information contained in the Form 8-A of Z-Tel Technologies, Inc. (the "Company") filed with the Securities and Exchange Commission on February 21, 2001:

         On February 19, 2001, the Board of Directors of the Company authorized and declared a dividend of one Preferred Stock Purchase Right (a "Right") with respect to each outstanding share of common stock, par value $.01 per share ("Common Stock"), of the Company (and a corresponding number of Rights for each outstanding share of the Company's Series D Convertible Preferred Stock and Series E Convertible Preferred Stock (collectively, the "Convertible Preferred Stock")) outstanding at the close of business on March 7, 2001 (the "Record Date"), pursuant to the terms of a Rights Agreement (the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, as Rights Agent. The Rights Agreement also provides that new Common Stock and Convertible Preferred Stock certificates issued after the Record Date upon transfer or new issuance will contain a notation incorporating the Rights Agreement by reference.

         A copy of the letter to stockholders, dated March 12, 2001, and attachment of Summary of Rights to Purchase Junior Preferred Stock sent to each stockholder as of the Record Date, is contained as Exhibit 99.2 to this Form 8-A/A.


ITEM 2.  EXHIBITS

Exhibit
   No.                                    Description of Exhibit
---------                  ---------------------------------------------------
99.2                       Stockholder letter, dated March 12, 2001, with
                           attached Summary of Rights to Purchase Junior
                           Preferred Stock

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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date:  March 13, 2001



                                       Z-TEL TECHNOLOGIES, INC.



                                       By:/s/ Jeffrey H. Kupor
                                          -------------------------------------
                                           Jeffrey H. Kupor
                                           General Counsel


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                                  EXHIBIT INDEX


Exhibit
   No.                                   Exhibit Description
---------                  ----------------------------------------------------

99.2 Letter to stockholders, dated March 12, 2001, with attached Summary of Rights to Purchase Junior Preferred Stock


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